Cuisine Solutions to acquire new production facility in France to meet demand in Europe.

Premium, Fully-Cooked, Frozen Food Manufacturer concludes loan agreement for equipment for new plant.

ALEXANDRIA, Va.—(BUSINESS WIRE)—April 25, 2006 — Cuisine Solutions, Inc. (AMEX: FZN - News) announced today that it will acquire a new production facility in Le Pertre, France. Cuisine Solutions plans to close the transaction on or about May 15, 2006. The new facility is approximately 47,000 square feet and the 1,490,000 Euro cost will be completely bank financed. “This was an exceptional opportunity for organic growth and for us to expand our production and freezer capacity that could not be passed up,” states CEO Stanislas Vilgrain. “At an extremely low cost, we can utilize the existing food grade facility to immediately triple our freezer storage capacity in France, as well as to begin production of new products as early as September. This plant will also eventually allow us to triple our current European production capacity.”

In order to expedite production in the new plant, Cuisine Solutions concluded an agreement on April 20, 2006 with Credit Industriel de Normandie to borrow 600,000 Euro for the purchase of production equipment. The loan bears an interest rate of 1% over the “Accounts for Industrial Development” index rate (“CODEVI”) in France over a period of seven years. Currently the CODEVI index rate is at 2.25%. “In addition to producing the current French product line, the new facility will allow us to produce wrapped items such as the Wellington and En Croute items which are now produced only in the US, as well as other premium products we plan to announce in September,” explains Jerome Lebec Cuisine Solutions’ French General Manager.

Cuisine Solutions’ premium, fully cooked, frozen entrees and sauces are sold in retail outlets as well as hotels, convention centers, sporting venues, first class dining on airlines, trains, ships, restaurant chains, the military, and more.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements reflect the intent, belief or current expectations of the company and members of the management team. Investors can identify these forward-looking statements by use of words such as “expects,” “believes,” “will,” “continues,” “goals” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. The Company cannot guarantee that any forward-looking statement will be realized, although it believes that it has been prudent in its plans and assumptions. Achievement of future results is subject to risks, uncertainties, and the possibility of inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated, or projected. The Company does not undertake to update any forward-looking statement that it may make from time to time.

Contact:

Cuisine Solutions, Inc., Alexandria, VA.

Lillian Liu, 703-270-2918

lliu@cuisinesolutions.com